Exhibit 99.1

Duluth Holdings Inc. Announces Appointment of Janet Kennedy to its Board of Directors

Mount Horeb, WI – July 24, 2023 – Duluth Holdings Inc. (d/b/a “Duluth Trading Company”) (“Company” or “Duluth Trading”) (NASDAQ: DLTH), a lifestyle brand of men’s and women’s workwear, outdoor wear and accessories, today announced the appointment of Ms. Janet H. Kennedy to its Board of Directors effective August 23, 2023.

Stephen L. Schlecht, Chairman of Duluth Trading, said, “I am pleased to welcome Janet Kennedy to the Board of Directors. Janet’s extensive experience leading digital and technology transformations will provide a critically important and unique lens, further strengthening our deep and diverse experienced Board of Directors. I am confident Janet’s digital leadership experience will provide valuable perspectives as we continue to execute against our strategic priorities and long-range growth initiatives, and we look forward to her contributions.”

Janet Kennedy joins Duluth Trading’s Board of Directors with more than 30 years of experience leading digital and technology transformations. Most recently, Ms. Kennedy served as VP, North America Regions of Google Cloud at Alphabet, Inc., focused on helping clients leverage emerging technologies to develop and execute their digital transformations. Ms. Kennedy also previously served as a Partner/Principal, Americas Digital Transformation Leader at Ernst & Young. Prior to that, Ms. Kennedy held a variety of positions at Microsoft Corporation, including as Vice President, MSUS Digital Transformations Leader, President, Microsoft Canada, and U.S. Enterprise, VP, West and Central Regions. Ms. Kennedy also served at IBM Corporation in various roles, including as Business Unit Executive. Ms. Kennedy also currently serves on the board of directors for Canadian Pacific Kansas City Limited, the first and only transnational rail network in North America. Ms. Kennedy holds a B.S. in Industrial Management/Industrial Engineering from Purdue University and an M.B.A. from the McColl School of Business at Queens University of Charlotte.

Sam Sato, President and CEO, commented, “I am thrilled to welcome Janet to the Board. Her extensive experience leading digital transformations aligns perfectly with our strategic priority to transform Duluth into a digitally-led organization integrating data and digital technology into all areas of our business. I look forward to leveraging Janet’s deep digital leadership, knowledge and experience, as she provides valuable insights to our strategic Board level conversations.”

Ms. Kennedy said, “I am honored to join the Duluth Board, and I look forward to offering insights into my digital transformation leadership as the Board and management team transform Duluth Trading into a digitally-led organization fundamentally changing how they operate and deliver value to customers.”

About Duluth Trading

Duluth Trading is a lifestyle brand for the Modern, Self-Reliant American. Based in Mount Horeb, Wisconsin, we offer high quality, solution-based workwear, outdoor wear and accessories for men and women who lead a hands-on lifestyle and who value a job well-done. We provide our customers an engaging and entertaining experience. Our marketing incorporates humor and storytelling that conveys the uniqueness of our products in a distinctive, fun way, and are available through our content-rich website, catalogs, and “store like no other” retail locations. We are committed to outstanding customer service backed by our “No Bull Guarantee”—if it’s not right, we’ll fix it. Visit our website at http://www.duluthtrading.com.

Investor Contacts:

ICR, Inc.

(646) 277-1200

DuluthIR@icrinc.com